Exhibit 10.29.1

AVERY DENNISON CORPORATION

EXECUTIVE LEADERSHIP COMPENSATION PLAN

1. PURPOSE

The purposes of the Executive Leadership Compensation Plan, as amended and restated, (“ELCP” or the “Plan”) for Avery Dennison Corporation (the “Company”) are as follows:

a.	To attract and retain the best possible executive talent;

b.	To permit executives of the Company to share in its profits;

c.	To promote the success of the Company; and

d.	To link executive rewards closely to individual and Company performance.

2. DEFINITIONS

a.	Average Shareholders’ Equity. “Average Shareholders’ Equity” means the numerical average for a given year of ending Shareholders’ Equity for the Company’s five most recently completed fiscal quarters, including the last quarter of that year.

b.	Bonus Maximum. “Bonus Maximum” means a bonus payment of not more than $1 million dollars.

c.	Cash Flow from Operations. “Cash Flow from Operations” means the Company’s net cash provided by operating activities.

d.	Code. “Code” means the Internal Revenue Code of 1986, as amended.

e.	Committee. “Committee” means the Compensation and Executive Personnel Committee of the Company’s Board of Directors.

f.	Company. “Company” means Avery Dennison Corporation.

g.	Economic Value Added. “Economic Value Added” means the Company’s net operating profit after taxes on income minus a capital charge based upon the Company’s weighted average cost of capital.

h.	ELCP. “ELCP” means the Executive Leadership Compensation Plan of the Company.

i.	EPS. “EPS” means the Company’s diluted earnings per share.

j.	Income Before Taxes on Income. “Income Before Taxes on Income” means the Company’s income before income taxes.

k.	MMBP. “MMBP” means the Middle Management Bonus Plan.

l.	Net Income. “Net Income” means the Company’s after-tax net income.

m.	Net Sales. “Net Sales” means the Company’s net sales.

n.	Performance Objective. “Performance Objective” means one of the following pre-established performance objectives as determined by the Committee for the Company, or as determined by the Chief Executive Officer for the groups, divisions and subsidiaries (“Business Units”) of the Company: ROS, ROTC, ROE, EPS, Sales Growth, Net Income, Net Sales, Cash Flow from Operations, Economic Value Added, and Total Shareholder Return.

o.	Participant. “Participant” means any employee of the Company or any of its subsidiaries who has been designated as a participant in the Plan in accordance with Article 3.

p.	Plan. “Plan” means the Executive Leadership Compensation Plan for Avery Dennison Corporation.

q.	Plan Year. “Plan Year” means the fiscal year of the Company.

r.	ROE. “ROE” means the percentage determined by dividing Net Income by Average Shareholders’ Equity.

s.	ROS. “ROS” means the percentage determined by dividing Net Income by Net Sales.

t.	ROTC. “ROTC” means the Company’s return on total capital.

u.	Sales Growth. “Sales Growth” means the Company’s increase in Net Sales from the prior Plan Year as compared to the current Plan Year.

v.	Shareholders’ Equity. “Shareholders’ Equity” means the Company’s total shareholders’ equity.

w.	Target Bonus. “Target Bonus” means with respect to a Participant for any Plan Year the bonus opportunity for the Participant in such Plan Year on account of services rendered to the Company during the immediately preceding Plan Year. The Target Bonus is expressed as a percentage of the Participant’s base salary in effect at the end of the Plan Year.

x.	Total Shareholder Return. “Total Shareholder Return” means the cumulative shareholder return on the Company’s common stock, including the reinvestment of dividends, as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between (1) the average of the Company’s closing stock price for the three months prior to the beginning of the measurement period and (2) the average of the Company’s closing stock price for the three months prior to the end of the measurement period, by (ii) the average of the Company’s closing stock price for the three months prior to the beginning of the measurement period.

3. PARTICIPATION

Participation in the Plan is limited to key executives of the Company who have been designated as Participants by the Chief Executive Officer, Vice President, Human Resources and the Vice President, Compensation and Benefits. Participants may include, but are not limited to: corporate, staff and division officers of the Company; non-officer general managers of businesses with greater than $60 million in revenues; and key functional Managers.

4. ANNUAL BONUS OPPORTUNITY

Participants will have the opportunity to earn an annual variable bonus.

a. Target Bonus

The Target Bonus is established for each Participant and may be up to 80% of Base Salary.

b. Establishment of Performance Objectives; Bonus Payout

i. A Participant’s annual bonus payout is based on the Company’s (and, where appropriate, a group’s, division’s or subsidiary’s) performance versus pre-established Performance Objectives (as may be adjusted).

ii. Within the first 90 days of the beginning of each Plan Year, Performance Objectives for each Participant will be established. Specific Performance Objectives will vary based on the specific business strategy of the Company and the Business Unit, and may include such measures as:

• ROS	• Net Income

• ROTC	• Net Sales

• ROE	• Cash Flow From Operations

• EPS	• Economic Value Added

• Sales Growth	• Total Shareholder Return

iii. Bonus payouts will be determined based upon a schedule as approved by the Committee, or as determined by the Chief Executive Officer for the groups, divisions and subsidiaries of the Company.

iv. Bonus payouts will be determined based on the formula used to measure the Company’s or the respective business unit(s) (as applicable) results for each Participant, and calculated in accordance with the Performance Objectives. The maximum annual bonus payout attributable to the financial performance of the Company or Business Unit is 200 % of the Participant’s Target Bonus opportunity times the Participant’s base salary in effect at the end of the year.

v. Individual MBOs are used to modify the bonus payout. This modifier is multiplied by the bonus payout calculated in section (iv) above to determine the Participant’s total bonus payout. The MBO modifier ranges from 0-110%.

vi. The Committee may, in its sole discretion, increase or decrease bonus amounts that would otherwise be payable under the Plan.

vii. No bonus payment will exceed the Bonus Maximum for any Plan Year.

c. Bonus Determination in Cases of Prior Participation in MMBP

Participants who are eligible to receive a bonus under the MMBP during part of the Plan Year and are later designated as Participants under the Plan may receive a bonus under the Plan on a prorated basis.

d. Bonus Determination in Cases of Leave of Absence

If a Participant is on an approved leave of absence (including, without limitation, leaves caused by short-term disability) for more than one month during the Plan Year, then the employee will continue to participate for that Plan Year; provided that the Committee may, in its sole discretion, decrease the bonus that would otherwise be payable under the Plan on a prorated basis.

e. Bonus Determination in Cases of Termination

Participants who terminate prior to payment of the annual bonus for any reason other than death, disability, or retirement are not eligible to receive awards under this Plan, unless approved by the Chief Executive Officer or the Senior Vice President, Human Resources.

f. Other Bonus Programs

No Participant may participate in any other annual Company bonus plan, except as provided for herein.

5. TIMING OF PAYMENT OF BONUSES

The bonus awarded by the Committee for each Participant will be paid in cash and in full as soon as conveniently possible after such award by the Committee and calculation of the Company’s (or the group’s, division’s or subsidiary’s) achievement of the Performance Objectives, but in any event not later than three months from the last day of the Plan Year to which such bonus relates; provided that participants may have elected to defer the receipt of all or part of such bonus in accordance with established deferred compensation plans offered by the Company.

6. PLAN ADMINISTRATION

a. General Administration

The Committee will administer and interpret the provisions of the Plan, which interpretations will be conclusive and binding. The Committee’s authority will include, but is not limited to:

i. Approving the Designation of Participants;

ii. Establishing and adjusting Performance Objectives (including the definitions therefor) for the Company;

provided that the Chief Executive Officer will establish and adjust the Performance Objectives (including the definitions therefor) for the groups, divisions and subsidiaries of the Company;

iii. Approving performance results and bonus payments; and

iv. Making exceptions to the provisions of the Plan made in good faith and for the benefit of the Company

b. Adjustments for Extraordinary Events

If an event occurs during a Plan Year that materially influences the performance measures of the Company and is deemed by the Committee to be extraordinary and out of the control of management, the Committee may, in its sole discretion, increase or decrease the Performance Objectives used to determine the annual bonus payout. Events warranting such action may include, but are not limited to, changes in accounting, tax or regulatory rulings and significant changes in economic conditions resulting in windfall gains or losses.

c. Amendment, Suspension, or Termination

The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time, if, in the sole judgment of the Committee, such action is in the best interests of the Company. Notwithstanding the above, any such amendment, suspension or termination must be prospective in that it may not deprive Participants of that which they otherwise would have received under the Plan for the current Plan Year had the Plan not been amended, suspended or terminated.

7. MISCELLANEOUS PROVISIONS

a. Effective Date

The effective date of the Plan is January 1, 2005.

b. Titles

Section and Article titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

c. Employment Not Guaranteed

Nothing contained in the Plan nor any action taken in the administration of the Plan will be construed as a contract of employment or as giving a Participant any right to be retained in the service of the Company.

d. Validity

In the event that any provision of the Plan is held to be invalid, void or unenforceable, the same will not effect, in any respect whatsoever, the validity of any other provision of the Plan.

e. Withholding-Tax

The Company will withhold from all payments to be made under the Plan an amount sufficient to satisfy all federal, state and local tax withholding requirements.

f. Applicable Law

The Plan will be governed in accordance with the laws of the State of California.

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